THE KELLER MFG. CO., INC.
                                INCENTIVE PROGRAM
                             FOR EXECUTIVE PERSONNEL

                           Revised: December 29, 1981
                                    December 31, 1992


I.       OBJECTIVES:

         A. To Provide additional compensation to those Executives whose efforts are, in the opinion of the Board of Directors, a determining factor in the profits made, each year, by the Company. Participation shall be, in the future, restricted to those Executives, who have the authority and responsibility for the major functions of the organization, and whose decisions will make major contributions to, or losses for, the Company.

         B. To provide a means whereby such efforts can be recognized by conferring upon such key Executives ownership interest in the Company, through receiving a part of such additional compensation in the form of common stock in the Company.

         C. To provide a greater incentive on the part of such key Executives to exert more effort toward increasing the profits of the Company.

         D. The plan is, and shall continue to be a group program, where all of the participants share as a percentage of base salary. Each Executive is affected by the performance of every member. It is intended that the plan will provide additional incentive for all to help the performance of those who perform below standard.

II.      SELECTION AND PARTICIPATION:

         A. The following key Executive positions shall be included in the plan:

                  Chairman of the Board
                  C.E.O.
                  President
                  Vice President - Manufacturing
                  Vice President - Engineering
                  Vice President - Marketing
                  Vice President - Finance and Treasurer

                  Plant Manager - Corydon
                  Plant Manager - Culpeper
                  Plant Manager - New Salisbury
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         B.       The foregoing  list of key Executive  positions may be altered by the Board of Directors from time to time.

         C. To be eligible to participate in the plan, an Employee must have worked for the Company for a continuous period of twelve
                  (12) months or longer; and must have worked in one of the qualifying Executive positions for a continuous period of six
                  (6) months.

         D. After completion of the time period outlined in "C" above, an Employee may be selected to participate for a portion of a year on a prorata basis.

         E. Should an Executive in the plan cease participation during a year because of retirement, disability or death, he shall share in the plan as provided in IV. A.

         F. If participation ceases by reason of death, the incentive earned during that portion of the year of participation shall be paid in his behalf.

III.     AMOUNT FOR DISTRIBUTION:

         A. The amount to be made available for distribution, under this plan shall be an amount determined by the Board of Directors not greater than 9.75% of the annual pre-incentive, pre-tax profits (Profits before incentive and State and Federal income tax deductions) of the Company. The combined total of the Middle Management and Executive Plans shall not exceed 12%.

         B. In determining the amount of profits of the company, the amount shall be computed in conformity with generally accepted accounting principles.

         C. The certificate of the Company's independent certified public accountants shall be binding in the event of any difference of opinion or dispute regarding the computation of the amount of profits so distributable under the plan.

IV.      INCENTIVE IN PROPORTION TO BASE SALARY:

         A. The amount of such additional compensation that may be payable under the plan shall be distributed to each qualifying Executive on a prorata basis. The amount so distributable to each Executive shall bear the same ratio to the total amount available for distribution under the plan, as such executive's base salary (before payroll deductions) earned during the year bears to the sum of such earned salaries of all the qualifying Executives included under the plan.

         B. This shall apply to all Executives in the plan except new Executives coming into the plan for the first time and who have participated for less than the full year. In this case, the Total Base Annual Salary shall be reduced to the fractional number of months of participation.


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V.       PAYMENT AND METHOD OF PAYMENT:

         A. Upon the determination of the amount due and payable to each qualifying Executive under the plan, the individual Executive shall receive seventy-five percent (75%) of such amount in cash and twenty-five (25%) of such amount in shares of the common stock of the Company ("Company Stock"); provided, however, that the percentage of Company Stock shall be adjusted upward to the extent necessary to prevent the issuance of fractional shares.

         B. The value of the Company Stock, for the purpose of payment shall be the fair market value as agreed upon by the Board of Directors of the Company and the participating Executives, at the time of distribution.

         C. The payment of incentives earned shall be made no later than the fifteenth day of April in the year immediately following the year for which the incentives were earned.